Exhibit 4.7

WARRANT MODIFICATION AGREEMENT

This Warrant Modification Agreement is entered into as of September 17 2015, between Hercules Technology II, L.P. (the “Warrantholder”) and AcelRx Pharmaceuticals, Inc. (the “Company”).

Recitals

A.           On December 16, 2013, the Company issued to Warrantholder a warrant (the “Warrant”) to purchase shares of its Common Stock on such terms as set forth therein. Any terms not specifically defined herein shall have the meanings set forth in the Warrant.

B.            In connection with an amendment to the Loan Agreement of even date herewith, the Company and the Warrantholder now desire to adjust the Exercise Price of the Warrant.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Warrantholder agree as follows:

1.             The term “Exercise Price” in the Warrant is hereby amended and restated in its entirety as follows:

“Exercise Price” means $3.88.

2.             Except as specifically set forth in this Warrant Modification Agreement, the Warrant remains unmodified and in full force and effect.

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Exhibit 4.7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the date set forth above.

COMPANY:	ACELRX PHARMACEUTICALS, INC.

By: /s/ Timothy E. Morris

Name: Timothy E. Morris

Title: Chief Financial Officer

WARRANTHOLDER:	HERCULES TECHNOLOGY II, L.P.
a Delaware limited partnership

By: Hercules Technology SBIC Management, LLC,
its General Partner
By: Hercules Technology Growth Capital, Inc.,
its Manager

By: /s/ Ben Bang
Name: Ben Bang
Title: Associate General Counsel

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